Exhibit (a)(1)(iii)

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

Regarding Class A Units and Class I Units

of

CPG COOPER SQUARE INTERNATIONAL EQUITY, LLC

Tendered Pursuant to the Offer to Purchase
Dated October 8, 2021

If you do not wish to sell any of your Units, please disregard this Letter of Transmittal.

THE OFFER AND WITHDRAWAL RIGHTS WILL
EXPIRE AT, AND THIS LETTER OF TRANSMITTAL
MUST BE RECEIVED BY SS&C ALPS RETAIL ALTERNATIVES GROUP
EITHER BY MAIL OR BY FAX BY, THE END OF THE DAY ON
FRIDAY, NOVEMBER 5, 2021, AT 12:00 MIDNIGHT,
NEW YORK TIME, UNLESS THE OFFER IS EXTENDED.

Complete The Form At The End Of This Letter Of Transmittal And Mail Or Fax To:

Regular Mail:	Overnight Delivery:

SS&C ALPS Retail Alternatives Group Central Park Group P.O. Box 219300 Kansas City, Missouri 64121-9300	SS&C ALPS Retail Alternatives Group Central Park Group 430 West 7th Street, Suite 219300 Kansas City, Missouri 64105-1407

Attn: SS&C ALPS Retail Alternatives Group
Phone: (833) 236-7275
Fax: (833) 216-6152

To assure good delivery, please send the form at the end of this Letter of Transmittal to SS&C ALPS Retail Alternatives Group and not to your broker or dealer or financial advisor.

Ladies and Gentlemen:

The undersigned hereby tenders to CPG Cooper Square International Equity, LLC, a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the "Fund"), the units of limited liability company interests of the Fund ("Units") held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase, dated October 8, 2021 (the "Offer to Purchase"), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Purchase constitute the "Offer"). The tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the Units tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the Units tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase the Units tendered hereby. The undersigned recognizes that, if the Offer is oversubscribed, not all of the undersigned's Units will be purchased.

The undersigned acknowledges that the method of delivery of any documents is at the election and the complete risk of the undersigned, including, but not limited to, the failure of SS&C ALPS Retail Alternatives Group ("SS&C") to receive this Letter of Transmittal or any other document. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.

Investors are responsible for confirming receipt of this Letter of Transmittal and, therefore, must contact SS&C at the phone number set forth above. Please allow 48 hours for this Letter of Transmittal to be processed prior to contacting SS&C to confirm receipt. If you fail to confirm receipt of this Letter of Transmittal, there can be no assurance that your tender has been received by the Fund.

Payment of the purchase price for the Units of the undersigned, as described in Section 6 of the Offer to Purchase, will consist of a promissory note that will be held for the undersigned by SS&C. Cash payments due pursuant to the promissory note will be deposited directly to the brokerage firm of record or, if not held at a brokerage firm, directly to the account designated by the undersigned.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 of the Offer to Purchase, this tender is irrevocable.

CPG COOPER SQUARE INTERNATIONAL EQUITY, LLC

If you do not want to sell your Units at this time, please disregard this notice. This is simply notification of the Fund's tender offer. If you choose to tender, you are responsible for confirming that SS&C ALPS Retail Alternatives Group ("SS&C") has received your documents by the tender Expiration Date. Please allow 48 hours for your Letter of Transmittal to be processed prior to contacting SS&C to confirm receipt. To assure good delivery, please send this form to SS&C and not to your broker or dealer or financial advisor. This Letter of Transmittal must be received by SS&C either by mail (via certified mail or overnight delivery) or by fax by the end of the day on Friday, November 5, 2021, at 12:00 midnight, New York time, unless the offer is extended.

Please mail or fax (this form only) to:
Regular Mail: SS&C ALPS Retail Alternatives Group Central Park Group P.O. Box 219300 Kansas City, Missouri 64121-9300	Overnight Delivery: SS&C ALPS Retail Alternatives Group Central Park Group 430 West 7th Street, Suite 219300 Kansas City, Missouri 64105-1407
Attn: SS&C ALPS Retail Alternatives Group Phone: (833) 236-7275 Fax: (833) 216-6152

Part 1. Name:
Name of Investor:

SS# or Taxpayer ID #:	Phone #:

Part 2. Amount of Units of the Fund to be Tendered (please check one):
All Units.
Units with a specific dollar value:
Class A Units: $_________ Class I Units: $_________
Subject to maintenance of a minimum balance of $25,000 (the "Required Minimum Balance"). The undersigned understands that if the undersigned tenders an amount that would cause the undersigned's account balance to fall below the Required Minimum Balance, the Fund reserves the right to reduce the amount to be purchased from the undersigned so that the Required Minimum Balance is maintained.
Amounts payable are subject to proration as described in the Offer to Purchase.

Part 3. Cash Payment:
If our records indicate that you hold your account through a brokerage firm, your payment will be made through such brokerage firm. If your account is not held at a brokerage firm, please provide the following information:

Bank Name:

ABA Number:

Account Name:

Account Number:

For Further Credit Account Name:

For Further Credit Account Number:

Part 4. Signature(s):

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:

Signature:
(Signature of Owner(s) Exactly as Appeared on Investor Certificate) / Date
Print Name of Investor:

Joint Tenant Signature:
(If joint tenants, both must sign.)	(Signature of Owner(s) Exactly as Appeared on Investor Certificate) / Date
Print Name of Joint Tenant:

FOR OTHER INVESTORS:

Print Name of Investor:

Signature:
(Signature of Owner(s) Exactly as Appeared on Investor Certificate) / Date
Print Name of Signatory and Title:

Co-Signatory if necessary:
(Signature of Owner(s) Exactly as Appeared on Investor Certificate) / Date
Print Name of Co-Signatory and Title: